UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 22, 2015

Date of Report

(Date of earliest event reported)

FONU2 INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-49652	65-0773383
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employee I.D. No.)

135 Goshen Road Ext., Suite 205

Rincon, GA 31326

(Address of Principal Executive Offices)

(912) 655-5321

Registrant's Telephone Number

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 - Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On December 29, 2015, the Company received a notice that ROCWAL Capital LLC was taking legal action against the Company due to a default on a Promissory Note dated February 12, 2015, for an original amount of $23,689. The current outstanding principal is $10,516.60. The notice states that the Company is unable to deliver shares of its common stock to ROCWAL in partial conversion of the Note, because it lacks authorized reserved shares.

Item 3.02 – Unregistered Sales of Equity Securities

On December 22, 2015, the Company issued a Convertible note in the amount of $25,000 to SBI Investments, which provides conversion features equal to 55% of the lowest trading price of the Company’s common stock for the last 20 trading days prior to conversion, as well as 8% per annum interest, and become due and payable on December 16, 2016.

On December 22, 2015, the Company issued a Convertible note in the amount of $70,000 (in replacement of a note in the amount of $52,000 from Medient Studios, Inc related to acquisition of worldwide distribution rights to the film Yellow) to WHC Capital LLC, which provides conversion features equal to 55% of the lowest trading price of the Company’s common stock for the last 20 trading days prior to conversion, as well as 8% per annum interest, and become due and payable on December 22, 2016;

On December 23, 2015, the Company signed a forbearance agreement, which covers all outstanding SBI Investments notes. Pursuant to the Notes and the agreement, the Company is obligated to repay the principal and interest to SBI Investments under certain circumstances, including any/all requests for conversion of portions of the principal and interest.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

FONU2 INC., a Nevada corporation

Date: January 8, 2016	By:	/s/ Roger Miguel
Roger Miguel, Chief Executive Officer

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